PRESS RELEASE

FalconStor Software Closes on $3 Million Financing Commitment from Hale Capital

MELVILLE, N.Y., February 26, 2018 — FalconStor Software, Inc. (OTCMKTS: FALC) (“FalconStor” or the “Company”), today announced that the Company has closed on its previously-announced commitment (the “Commitment”) from HCP-FVA, LLC (“HCP-FVA”), an affiliate of Hale Capital Partners, LP (together with HCP-FVA, “Hale Capital”), to purchase up to $3 million of units from the Company to backstop a proposed private placement of units to certain eligible stockholders of the Company (the “Financing”). Hale Capital subscribed for the full $3 million of units in the Financing (at the Company’s election) by payment of $2.5 million in cash and the conversion of a $500,000 short-term loan provided by HCP-FVA to the Company in November 2017 (the “Bridge Loan”) into units.

In the Financing, the Company intends to offer to FalconStor stockholders as of November 17, 2017 who are accredited investors the opportunity to purchase up to a total of 40 million units (inclusive of subscriptions by Hale Capital). The Financing is expected to close on or before September 23, 2018, and documentation relating to the Financing will be provided to prospective investors subsequent to the closing of the Commitment. Each unit is expected to consist of:

(i)	$0.10 in senior secured debt (for a total of $4 million of senior secured debt assuming full subscription of the Financing), secured by all of the assets of the Company and guaranteed by each of the Company’s domestic subsidiaries, having an interest rate of prime plus 0.75% and a maturity date of June 30, 2021;

(ii)	warrants to purchase 12.233 shares of the Company’s common stock for a nominal exercise price (for a total of 489.32 million shares assuming full subscription of the Financing); and

(iii)	0.0225 shares of the Company’s Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) at a per unit price of $0.2643 (subject to increase to take into account accretion of the Series A Preferred Stock after June 30, 2018), all such shares to be acquired directly from their current holder, HCP-FVA.

The closing of the Commitment effectively constitutes Hale Capital’s purchase of 30 million units in the Financing. As a result, the maximum additional funds that the Company may receive in the Financing is $1 million through the purchase of 10 million units by other eligible stockholders. If other eligible stockholders subscribe for more than 10 million units, they will purchase those additional units consisting of secured debt and Series A Preferred Stock directly from Hale Capital (with the warrants to be issued by the Company directly to the eligible stockholders, and Hale Capital’s warrants associated with the units sold to the eligible stockholders to be cancelled in accordance with the terms of such warrants), subject to Hale Capital maintaining at least 25% of the total units to be issued in the Financing. Hale Capital has agreed to subscribe for more than its pro rata portion of the units available for purchase in the Financing (based on common stock ownership on an as-converted basis as of November 17, 2017), and if other eligible stockholders elect to subscribe for more than their pro rata share, the remaining units shall be allocated among such stockholders (including Hale Capital) in such manner as the Company, Hale Capital and the participating stockholders shall agree.

In exchange for serving as the backstop for the Financing, upon the closing of the Commitment, Hale Capital received warrants to purchase 41,577,382 shares of the Company’s common stock for a nominal exercise price (the “Backstop Warrants”), in addition to 13,859,128 Backstop Warrants issued to Hale Capital in connection with the making of the Bridge Loan. The Backstop Warrants are in addition to the warrants included in the units being issued in the Financing. Hale Capital also agreed to extend the maturity date of the senior secured debt from August 31, 2020 — which was the original agreed to maturity date when Hale agreed to provide the Commitment — to June 30, 2021.

As part of the Commitment, Hale Capital also agreed to postpone the date of the mandatory redemption of the Series A Preferred Stock from August 5, 2017 to July 30, 2021, and to waive prior breaches of the terms of the Series A Preferred Stock which had also triggered a mandatory redemption right.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), the Company was actively seeking financing in order to meet the Company’s operating cash flow needs. Hale Capital is the Company’s largest stockholder through its ownership of Series A Preferred Stock and an affiliate of FalconStor director, Martin Hale.

As disclosed in a press release and Company SEC filings on November 20, 2017, the issuance of warrants in connection with the Financing will have a substantial dilutive effect on all existing stockholders of the Company. For example, if Hale Capital is the only subscriber in the Financing, Hale Capital will beneficially own, when combined with Hale Capital’s current ownership and shares set aside for management, approximately 73% of the common stock of the Company on an as-converted basis. If the Financing is fully subscribed and Hale Capital’s subscription amounts to 25% of the total number of units issued in the Financing and eligible stockholders fund the remaining units issued in the Financing, Hale Capital will beneficially own, when combined with Hale Capital’s current ownership and shares set aside for management, approximately 22% of the common stock of the Company on an as-converted basis.

The Financing was approved by the Board of Directors, based on a recommendation of a special committee of independent directors, with Mr. Hale recusing himself.

“We are excited by the progress the Company has made during the past six months as we have worked to create a stable financial foundation and reengage our global customer base,” said Todd Brooks, CEO of the Company. “The continued support and trust demonstrated by Hale Capital’s additional financing is imperative to our long-term plans.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of units in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About FalconStor Software

FalconStor Software, Inc. (OTCMKTS: FALC) is a leading storage and data management software company offering a converged, hardware-agnostic data services software platform. Our open, integrated flagship solution FreeStor® reduces vendor lock-in and gives enterprises the freedom to choose the applications and hardware components that make the best sense for their business. We empower organizations to modernize their data center with the right performance, in the right location, all while protecting existing investments. FalconStor’s mission is to maximize data availability and system uptime to ensure nonstop business productivity while simplifying data management to reduce operational costs. Our award-winning solutions are available and supported worldwide by OEMs as well as leading service providers, system integrators, resellers and FalconStor. The Company is headquartered in Melville, N.Y. with offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

FalconStor Press Release Safe Harbor Statement

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor's products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor's OEM partners to introduce or market products incorporating FalconStor's products; the ability to achieve profitability; intellectual property issues; and other risk factors discussed in FalconStor's reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.